Exhibit 19.1
COMPASS DIVERSIFIED HOLDINGS
COMPASS GROUP DIVERSIFIED HOLDINGS LLC
(INCLUDING SUBSIDIARIES)
and
COMPASS GROUP MANAGEMENT LLC
POLICY REGARDING INSIDER TRADING,
TIPPING AND OTHER WRONGFUL DISCLOSURES
and
Guidelines with Respect to Certain Transactions in
Securities of Compass Diversified Holdings
Introduction
Federal and state securities laws prohibit the purchase or sale of a public company’s securities by persons who possess material information about that company that is not generally known or available to the public. These laws also prohibit persons who possess Material Non-Public Information (as defined in Section E below) from disclosing this information to others who may trade. This Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures (this “Policy”) provides guidelines to employees, officers, directors, consultants and contractors of Compass Diversified Holdings (“Holdings”), Compass Group Diversified Holdings LLC (the “LLC”, and together with Holdings, “Compass Diversified”), the majority-controlled subsidiaries of the LLC (the “Subsidiary Companies”), and the external Manager of the LLC, Compass Group Management LLC (the “Manager”) with respect to transactions in securities issued by Holdings and also contains restrictions on the communication of information each of the foregoing may learn during the course of employment with or other services performed on behalf of Compass Diversified, the Subsidiary Companies or the Manager.
Violations of laws relating to insider trading may be punished by criminal penalties (including prison sentences) and civil penalties. In addition, officers and employees of Compass Diversified, the Subsidiary Companies or the Manager who violate this Policy shall be subject to disciplinary action, which may include termination of employment or ineligibility for future participation in equity incentive plans.
The Securities and Exchange Commission (the “SEC”) and stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading. The SEC and the Department of Justice pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
Please note that other policy statements in effect at Compass Diversified, the Manager and the Subsidiary Companies also require you to protect proprietary information and contain restrictions on unauthorized disclosure of information, including, for example, the Codes of Ethics of Compass Diversified and the Subsidiary Companies, and the Compliance Manual of the Manager.
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Applicability of this Policy
In this Policy, we refer to securities issued by Holdings as “Covered Securities.” In addition, we use the terms a “Company” or the “Companies” to collectively refer to Holdings, the LLC, the Subsidiary Companies and the Manager and all of their respective subsidiaries. We sometimes refer to employees (including part-time and temporary employees), officers, directors, consultants and contractors of the Companies as “Covered Persons.” Covered Persons, members of their immediate families, and members of their households are sometimes referred to in this Policy as “insiders.”
This Policy applies to:
•transactions in all types of Covered Securities by Covered Persons and other insiders, including transactions in common stock, preferred stock, convertible debentures and notes, options, warrants and any other securities Holdings may issue from time to time; and
•transactions in derivative securities relating to Covered Securities, whether or not issued by Holdings, such as exchange-traded options.
Under this Policy, an insider may, from time to time, have to forego a proposed transaction in Covered Securities even if he or she planned to make the transaction before learning of the Material Non-Public Information (as defined below) and even though the insider believes he or she may suffer an economic loss or forego anticipated profit by refraining from trading. Please note that, regardless of the Company at which a Covered Person is employed, this Policy applies to transactions by the Covered Person in all of the Covered Securities issued by Holdings.
The principles described in this Policy also apply to Material Non-Public Information relating to other companies, including the customers and business partners of the Companies, when that information is obtained in the course of employment with or other services performed on behalf of, the Companies.
Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the customers or business partners of the Companies.
Statement of Policy
A. General Policy
It is the policy of the Companies to oppose the unauthorized disclosure of any non-public information acquired in the course of employment with, or other services performed on behalf of the Companies, and the misuse of Material Non-Public Information in securities trading. It is also the policy of Compass Diversified that Compass Diversified will not engage in transactions in Covered Securities while aware of Material Non-Public Information relating to Compass Diversified or Covered Securities, other than in compliance with applicable law.
B. Specific Policies
1. Trading on Material Non-Public Information. No Covered Person, and no member of the immediate family or household of any Covered Person, shall engage in any transaction in Covered Securities, including any offer to purchase or offer to sell, during any period:
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•commencing with the date that he or she possesses Material Non-Public Information concerning the Company, and
•ending at the close of the first Full Trading Session (as defined below) following the date and time of public disclosure of that information, or at such time as such nonpublic information is no longer material.
The only exceptions to this are those specified below in Section F of this Policy: (a) trading pursuant to a pre-arranged trading plan that complies with SEC Rule 10b5-1 and approved by a Compliance Officer (identified at the end of this Policy); and (b) certain non-market transactions where Holdings is the only other party to the transaction. As used in this Policy, the term “Full Trading Session” means the period during any day commencing when the New York Stock Exchange opens for pre-market trading and ending when it closes for after-market trading.
2. Tipping. No Covered Person shall disclose (“tip”) Material Non-Public Information to any other person (including family members) where such information could be used by such person to profit by trading in Covered Securities or the securities of other companies to which such information relates, nor shall any Covered Person make recommendations or express opinions based on Material Non-Public Information as to trading in Covered Securities or the securities of other companies. Tipping may subject the tipper to criminal and civil penalties, even when the tipper does not profit by the prohibited disclosure.
C. Pre-Clearance; Blackout Periods and Other Responsibilities
To promote compliance with applicable federal and state securities laws, the Companies require compliance with the following procedures in connection with trading in Covered Securities:
1. Pre-Clearance Persons. “Pre-Clearance Persons” include: (a) all members of the boards of directors of each of the Companies, (b) all executive officers of each of the Companies, and (c) other specifically designated employees of each of the Companies. The list of Pre-Clearance Persons is intended to include those individuals having regular access to Material Non-Public Information. Pre-Clearance Persons must refrain at all times from conducting transactions in Covered Securities without first complying with the “pre-clearance” process.
Specifically, for each transaction in Covered Securities that a Pre-Clearance Person wishes to make, the Pre-Clearance Person must, prior to engaging in the proposed transaction:
•provide a Compliance Officer with information, in advance, regarding the proposed transaction; and
•receive pre-clearance to engage in the proposed transaction from a Compliance Officer.
Any such pre-clearance received from a Compliance Officer is valid only for one week or such lesser time period as may be prescribed at the time pre-clearance is given. To avoid the appearance of any impropriety, Pre-Clearance Persons should seek pre-clearance for any transactions conducted by their spouse or other members of their family who share the same household.
The Companies may also find it necessary, from time to time, to require compliance with the pre-clearance process from certain employees, consultants and contractors other than the designated Pre-Clearance Persons. You must follow the above pre-clearance process if, for any specific period, you are directed to do so by a Compliance Officer.
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2. Quarterly Blackout Periods. The period directly before public disclosure and dissemination of the financial results for a quarter is a particularly sensitive period of time for transactions by Covered Persons in Covered Securities from the perspective of compliance with applicable insider trading laws. Accordingly, a specified group of Covered Persons are subject to “Quarterly Blackout Periods” and must refrain from conducting transactions in Covered Securities during the period:
•commencing 14 calendar days prior to the date that Compass Diversified has publicly announced as the expected date for the scheduled release of Compass Diversified’s quarterly earnings, and
•ending at the close of the first Full Trading Session following the date and time of public disclosure of Compass Diversified’s financial results for the particular fiscal quarter or year.
The specified group consists of: (a) all Pre-Clearance Persons, (b) certain employees having a title or currently assuming the responsibilities of Vice President or greater of the Companies, regardless of whether they are Pre-Clearance Persons, and (c) certain employees (regardless of position or title) who are employed in the finance departments of the Companies, regardless of whether they are Pre-Clearance Persons. The Compliance Officer(s) may add additional categories of employees to the specified group at any time.
The Compliance Officer(s) may initiate a Quarterly Blackout Period more than 14 days prior to the scheduled release of earnings by announcing the start date by electronic mail or other written notification to the specified group of Covered Persons.
3.    Special Blackout Periods. The Compliance Officer(s) may, at any time, require that specific Covered Persons suspend trading because of developments not yet disclosed to the public. A Covered Person may be subject to such a “Special Blackout Period” regardless of whether he or she does, in fact, have knowledge of the specific developments at the time the Special Blackout Period is imposed. The Compliance Officer(s) may announce the beginning of any such Special Blackout Period by electronic mail or other written notification to the specific Covered Persons. In such event, Covered Persons so notified may not engage in any transaction in Covered Securities during such period and may not disclose to others the fact that a Special Blackout Period has been imposed.
4.    Nature of Blackout Periods. The purpose behind having the above referenced blackout periods is to help Covered Persons avoid any improper transaction or the appearance of any impropriety. However, even outside of these blackout periods, no person possessing Material Non-Public Information concerning the Companies may engage in any transactions in Covered Securities for which the information is relevant until such information has been known publicly for at least one Full Trading Session. Except as otherwise provided in Section F of this Policy, trading outside of blackout periods is not exempted or excepted from regulation by enforcement authorities and must comply with all applicable laws and the other provisions of this Policy.
5.    Individual Responsibility. Every Covered Person has the individual responsibility to comply with this Policy and applicable law, regardless of whether a blackout period exists or whether Compass Diversified has notified that person to suspend trading. The guidelines set forth in this Policy are not intended to identify all possible situations relating to potential misuse of Material Non-Public Information, and appropriate judgment should be exercised in connection with any trade in Covered Securities. Remember, any enforcement
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authorities scrutinizing your transactions will be doing so after the fact and with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities might view the transaction. If you have any questions about the application of this Policy in general or regarding specific trading activity, you should contact a Compliance Officer.
6.    Post-Termination Transactions. If a Covered Person possesses Material Non-Public Information when he or she terminates employment or services, he or she may not trade in Covered Securities until that information has become public or is no longer material.
D. Other Prohibited Transactions
1. Short-Term or Speculative Transactions. Compass Diversified considers it improper and inappropriate for any Pre-Clearance Person to engage in short-term or speculative transactions in Covered Securities. Such activities may put the personal gain of the Pre-Clearance Person in conflict with the best interests of the Companies and their securityholders or may create an appearance of such a conflict of interest or the appearance of use of Material Non-Public Information, any of which could negatively affect investors’ perceptions of Compass Diversified. Accordingly, it is the policy of Compass Diversified that Compass Diversified Pre-Clearance Persons not engage in any of the following transactions in Covered Securities:
•Short Sales – Short selling is the act of borrowing securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities. Short sales evidence an expectation on the part of the seller that the securities sold will decline in value and may create the appearance that a Pre-Clearance Person is trading while possessing Material Non-Public Information. In addition, short sales create an inherent conflict of interest with investors in Covered Securities and reduce a Covered Person’s incentive to improve the applicable public company's performance. For these reasons, short sales of Covered Securities by Pre-Clearance Persons are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act, as amended (the “Exchange Act”), prohibits directors and executive officers from engaging in short sales.
•Hedging Transactions – Hedging transactions allow a holder to continue to own securities, but without the full risks and rewards of that ownership. As a result, hedging transactions involve potential conflicts of interest with investors in Covered Securities and may reduce (or appear to reduce) a Covered Person’s incentive to improve the applicable public company's performance. Hedging transactions may also create the appearance that a Pre-Clearance Person is trading while possessing Material Non-Public Information. Accordingly, Pre-Clearance Persons are prohibited from engaging in any hedging transactions with respect to Covered Securities.
•Short-Term Trading – Short-term trading of Covered Securities may create the appearance that a Pre-Clearance Person is trading based on Material Non-Public Information or that a Pre-Clearance Person’s attention is focused on short-term performance at the expense of long-term objectives. Accordingly, Pre-Clearance Persons may not sell any Covered Securities that he or she chooses to purchase for a period of six (6) months following such purchase; provided, however, that this prohibition does not apply to shares acquired as a result of stock option exercises or other employee benefit plan acquisitions.
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•Publicly Traded Options – A transaction in publicly traded options is, in effect, a wager on the short-term movement of a company's stock. This type of transaction in a Covered Security may create the appearance that a Pre-Clearance Person is trading based on Material Non-Public Information or that a Pre-Clearance Person’s attention is focused on short-term performance at the expense of long-term objectives. Accordingly, transactions by Pre-Clearance Persons in put options or call options (or any derivative security that has similar characteristics to those options) on an exchange or in any other organized market related to Covered Securities are prohibited by this Policy.
While Compass Diversified employees who are not Pre-Clearance Persons are not prohibited from engaging in the above transactions if the transaction would be made in compliance with applicable law and the other provisions of this Policy, Compass Diversified strongly discourages all Covered Persons from engaging in such transactions because of the possible appearance of impropriety that may result.
2. Margin Accounts and Pledges. Compass Diversified Pre-Clearance Persons, including executive officers and directors of Compass Diversified, may not hold Covered Securities (regardless of how such Covered Securities are obtained) in a margin account or pledge Covered Securities as collateral for a loan.
E. Definition of “Material Non-Public Information”
It is not possible to define all categories of material information. The materiality of a fact depends upon the circumstances. Generally speaking, a fact regarding Covered Securities will be considered “material” if (a) there is a substantial likelihood that a reasonable investor would consider the fact important in making a decision to buy, sell or hold Covered Securities, (b) the fact is likely to have a significant effect on the market price of Covered Securities, or (c) the disclosure of the fact is required to make other material facts regarding Covered Securities not misleading. Either positive or negative information may be material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are often material, including:
•financial results,
•projections of future earnings or losses,
•news of a pending or proposed material merger or acquisition,
•news of a pending or proposed material disposition of a subsidiary or business,
•new equity or debt offerings, or proposed repurchases of significant amounts of shares or securities,
•potential exposure due to actual or threatened litigation or major governmental investigations,
•major changes in the senior management of Compass Diversified and/or the Manager, and
•regulatory actions.
“Non-Public” information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.
Please note that this Policy provides that Covered Persons may not trade immediately after disclosure of Material Non-Public Information – there is a waiting period to allow the public to
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receive and absorb the information. Unless you are notified otherwise by a Compliance Officer listed at the end of this Policy, that waiting period ends at the close of the first Full Trading Session following the date and time of public disclosure of the Material Non-Public Information.
F. Certain Exceptions
1.    Certain Transactions with Compass Diversified. For purposes of this Policy, the receipt of shares, share units, restricted share units, restricted stock or other awards under any Compass Diversified equity-based compensation plan and any related stock withholding or vesting of awards under any such plan are exempt from this Policy. Likewise, both the exercise of stock options under a Compass Diversified equity-based incentive or employee stock option plan and the purchase of shares under a Compass Diversified employee stock purchase plan are exempt from this Policy because the other party to the transaction is the issuer itself. However, a subsequent sale in the securities markets of the shares received upon exercise of the options or purchased under the employee stock purchase plan is subject to this Policy. Delivery of shares to Compass Diversified, where permitted under applicable equity award or stock option plans or similar arrangements, is not subject to this Policy.
2.    SEC Rule 10b5-1 Pre-Arranged Trading Programs. SEC Rule 10b5-1 (“Rule 10b51”) protects insiders from insider trading liability for transactions under pre-arranged trading programs meeting certain requirements:
•The program must be entered into at a time that is outside of a blackout period;
•The program must be entered into at a time when the insider has no Material Non-Public Information;
•The program must do one of the following, in a manner permitted by Rule 10b5-1:
◦specify the amount, date and price for the future transactions; or
◦provide a written formula for determining the amount, date and price for the future transactions; or
◦delegate to a third-party discretion for determining the amount, price and dates for the future transactions.
•The program must provide that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 pre-arranged trading program; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 pre-arranged trading program was adopted. For all other Covered Persons, the cooling-off period ends 30 days after the adoption or modification of the 10b5-1 pre-arranged trading program. This required cooling-off period will apply to the entry into a new 10b5-1 pre-arranged trading program and any revision or modification of a 10b5-1 pre-arranged trading program;
•The program is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and, if the Covered
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Person is a director or officer, the Rule 10b5-1 pre-arranged trading program must include representations by the Covered Person certifying to that effect; and
•The program is the only outstanding approved 10b5-1 pre-arranged trading program entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).
Transactions in Covered Securities pursuant to the terms of a Rule 10b5-1 pre-arranged trading program, including any modification or termination of such programs, shall be exempt from the pre-clearance and blackout provisions of this Policy if that pre-arranged program has received the prior written approval of a Compliance Officer. Each pre-arranged trading program entered into by any Covered Person who is or may be subject to pre-clearance or blackouts must receive the prior written approval of a Compliance Officer.
In order to have an SEC Rule 10b5-1 pre-arranged trading program considered by a Compliance Officer for approval, the person seeking to enter into the program should submit the program’s description and documentation to a Compliance Officer before entering into the program. In considering whether to approve particular programs, a Compliance Officer shall consider, among other things, whether the program meets the requirements of Rule 10b5-1, whether there exists Material Non-Public Information with respect to the Companies, and whether arrangements are in place for complying with SEC reporting requirements. A Compliance Officer may refuse to approve any proposed pre-arranged trading program, including if he or she determines that any such program does not satisfy all applicable legal requirements. Please note that the Compliance Officers represent Compass Diversified and the Manager and will be reviewing trading programs in that capacity, and not for the purpose of providing legal advice to those who enter into such programs. Accordingly, the review by a Compliance Officer is not a substitute for seeking advice from your own attorney prior to entering into such a program.
Additional Information – Compass Diversified Directors and Executive Officers
Members of the Board of Directors and executive officers of Compass Diversified must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that directors and executive officers who purchase and sell Covered Securities in certain transactions within a six-month period are required to disgorge all profits to the applicable public company whether or not they had knowledge of any Material Non-Public Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under an option plan, nor the exercise of that option, nor the receipt of stock under an employee stock purchase plan will be deemed to be a purchase under Section 16; however, the sale of any such shares will be deemed to be a sale under Section 16. Moreover, no Compass Diversified director or executive officer may ever make a short sale of Covered Securities. In addition, sales of Covered Securities by directors and executive officers are required to be made in accordance with Rule 144 under the Securities Act of 1933, as amended.
Interpretation and Amendments
The Compliance Officer(s) are authorized to interpret this Policy on behalf of Compass Diversified and the Manager and to apply its terms to specific situations in which questions arise. A Compliance Officer is further authorized to take all such actions he or she may consider necessary or advisable to administer this Policy. The prior exercise of discretionary authority by a Compliance Officer shall not obligate him, her or any other Compliance Officer to exercise
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such discretionary authority in a like fashion thereafter. In addition, the Compliance Officer(s) are authorized to amend this Policy from time to time.
Inquiries
Please direct your questions as to any of the matters discussed in this Policy to either:
Carrie W. Ryan, Chief Compliance Officer, General Counsel & Secretary Jill F. Ritchie, Senior Counsel & Assistant Chief Compliance Officer
Last updated: February 13, 2025

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